Exhibit 99.1

FOR IMMEDIATE RELEASE

Michael G. Bazinet Media Relations (203) 622-3549	Mark A. Rozelle Investor Relations (203) 622-3520
UST DETAILS PLANS TO PUT COMPANY BACK ON GROWTH PATH
BY SIGNIFICANT INVESTMENT IN PREMIUM MST BRAND LOYALTY
AND FUTHER INVESTMENT IN CATEGORY GROWTH
Company reaffirms diluted EPS range of $3.20 to $3.25 for 2005; $3.00 to $3.14 for 2006
GREENWICH, Conn., Dec. 14, 2005 — UST Inc. (NYSE: UST) Chairman and Chief Executive Officer Vincent A. Gierer Jr. and his executive team is announcing this morning at the company’s annual conference for analysts and investors in New York City that the company is on track to produce record diluted earnings per share for 2005 at the midpoint of the $3.20 to $3.25 range previously projected, generated by record net sales of nearly $1.9 billion.
At the meeting, the company will present highlights of its 2006 plan for its smokeless tobacco and wine businesses, which is anticipated to result in targeted consolidated net sales of $1.89 billion, net earnings of $494 million and diluted earnings per share in the range of $3.00 to $3.14, with a target of $3.05.
“Our priorities for 2006 are focused on getting our company back on the long-term growth track and I am confident we can achieve this goal,” Gierer said. “As always, we remain committed to returning excess cash generated from operations to shareholders in the form of share repurchases and dividends.”
During the meeting, the company will detail the 2006 plan for the moist smokeless tobacco business that includes a significant $80 million investment in initiatives aimed at increasing brand loyalty for the company’s premium brands. It will review plans for an additional $10 million investment toward its primary focus of accelerating category growth by attracting adult smokers. Operating profit for the Smokeless Tobacco segment is targeted at $811 million.
“Our strategy of concentrating on growing the category for moist smokeless tobacco, primarily by attracting adult cigarette smokers, has been working. In fact, category growth over the past two years has exceeded our expectations. This is important because 9 out of 10 new adult consumers enter the category by using premium brands,” Murray S. Kessler, UST president and chief operating officer, said. “However, this growth is being more than offset by down trading from premium brands to price value brands, exacerbated by the negative impact that high gasoline prices are having on our adult consumers. Our plans continue to call for increased spending on category growth and to make a major financial commitment to premium brand loyalty by providing improved value on our premium brands to adult consumers in price sensitive areas of the country.”
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Kessler noted that fourth quarter 2005 premium volume trends, adjusted for the inventory build a year ago in advance of a price increase, have improved significantly from the third quarter. “This gives us confidence that our 2006 plans will result in stable premium volume trends for next year,” Kessler said.
Strong growth in the Wine segment, led by superior quality product offerings, increased distribution and a focus on improving the return on net assets is anticipated to continue in 2006, generating a targeted operating profit of $41 million.
Last week the company announced a quarterly dividend increase of 3.6 percent to 57 cents per share effective the first quarter of 2006, reflecting an indicated annual rate of $2.28. The company also announced its intent to continue to repurchase shares at the elevated rate of $200 million that began in 2004.
Today’s conference is being webcast at 9 a.m. Eastern Time and archived on the company’s website at www.ustinc.com. The archived webcast will be available by 4 p.m. today.
UST Inc. is a holding company for its principal subsidiaries: U.S. Smokeless Tobacco Company and International Wine & Spirits Ltd. U.S. Smokeless Tobacco Company is a leading producer and marketer of moist smokeless tobacco products including Copenhagen, Skoal, Red Seal and Husky. Other consumer products marketed by the company include premium wines sold nationally through the Chateau Ste. Michelle, Columbia Crest, Villa Mt. Eden and Conn Creek wineries, as well as sparkling wine produced under the Domaine Ste. Michelle label.
Statements included in this press release that are not historical in nature are forward-looking statements made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding the company’s future performance and financial results are subject to a variety of risks and uncertainties that could cause actual results and outcomes to differ materially from those described in any forward-looking statement made by the company. These risks and uncertainties include uncertainties associated with ongoing and future litigation relating to product liability, antitrust and other matters and legal and other regulatory initiatives; federal and state legislation, including actual and potential excise tax increases, and marketing restrictions relating to matters such as adult sampling, minimum age of purchase, self service displays and flavors; competition from other companies, including any new entrants in the marketplace; wholesaler ordering patterns; consumer preferences, including those relating to premium and price value brands and receptiveness to new product introductions and marketing and other promotional programs; the cost of tobacco leaf and other raw materials; conditions in capital markets; and other factors described in this press release and in the company’s Annual Report on Form 10-K for the year ended December 31, 2004. Forward-looking statements made by the company are based on its knowledge of its businesses and the environment in which it operates as of the date on which the statements were made. Due to these risks and uncertainties, as well as matters beyond the control of the company which can affect forward looking statements, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The company undertakes no duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
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